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                                                                    Exhibit 99.1



PRESS RELEASE                                              [STEEL DYNAMICS LOGO]
December 17, 2002                           6714 Pointe Inverness Way, Suite 200
                                                       Fort Wayne, IN 46804-7932
                                                              260.459.3553 Phone
                                                                260.969.3590 Fax
                                                           WWW.STEELDYNAMICS.COM
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STEEL DYNAMICS SELLS $100 MILLION OF 4.0% CONVERTIBLE SUBORDINATED NOTES

FORT WAYNE, Ind., December 17, 2002 - Steel Dynamics, Inc. (Nasdaq: STLD) today announced that it agreed to privately place $100 million aggregate principal amount of 4.0% Convertible Subordinated Notes due 2012. The notes will be subordinated obligations, convertible into common stock of Steel Dynamics at an initial conversion ratio of 58.8076 shares per $1,000 principal amount of notes (a conversion price of approximately $17 per share). The placement of the notes is expected to close on December 23, 2002. Steel Dynamics has granted the initial purchasers a 13-day option to purchase an additional $25 million aggregate principal amount of notes.

Steel Dynamics intends to use the net proceeds from the offering to repay debt under its senior secured credit facilities.

This announcement is neither an offer to sell nor a solicitation to buy these securities. The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Steel Dynamics manufactures a variety of hot- and cold-rolled steel products at its Butler, Indiana, flat-roll mini-mill and has recently begun initial beam production at its new Columbia City, Indiana, structural steel and rail facility.

This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. We refer you to Steel Dynamics detailed explanation of the many factors and risks that my cause such forward-looking statements to turn out differently, as set forth in the Company's most recent Annual Report on Form 10-K and in other reports which the Company from time to time files with the Securities and Exchange Commission, available publicly on the SEC's Web site, www.sec.gov.



Contact: Tracy L. Shellabarger, Vice President and Chief Financial Officer, telephone 260.459.3553.